Exhibit 99.1
Grand Victoria
Casino and Resort, LP
Financial Statements as of and for the
Years Ended December 31, 2010 and 2009, and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT
To the Partners of
Grand Victoria Casino and Resort, LP
Rising Sun, Indiana
We have audited the accompanying balance sheets of Grand Victoria Casino and Resort, LP (the “Partnership”) as of December 31, 2010 and 2009, and the related statements of operations, partners’ capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
The Partnership entered into an Asset Purchase Agreement with Full House Resorts, Inc. (Full House) on September 10, 2010 (see Note 1), which was closed effective April 1, 2011. Under the terms of the agreement, Full House purchased substantially all of the assets and assumed some of the liabilities of the Partnership in exchange for approximately $43.0 million. At the time of the closing of the purchase agreement, the Partnership’s outstanding long-term debt was paid in full.
June 13, 2011
Member of
Deloitte Touche Tohmatsu Limited

GRAND VICTORIA CASINO AND RESORT, LP
BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009
(In thousands)

	2010	2009

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$9,584	$10,105
Accounts receivable — net of allowance for uncollectible amounts of $1,146 and $928 in 2010 and 2009, respectively	1,210	1,367
Inventories	332	338
Prepaid expenses and other	759	1,177

Total current assets	11,885	12,987

PROPERTY AND EQUIPMENT:
Land and improvements	12,269	16,181
Buildings and improvements	27,438	46,435
Riverboat, dock, and improvements	2,988	43,326
Furniture, fixtures, and equipment	2,530	51,178
Construction in progress	302	306

Total property and equipment	45,527	157,426

Less accumulated depreciation	(473)	(101,993)

Property and equipment — net	45,054	55,433

OTHER ASSETS — net of accumulated amortization	619	1,132

TOTAL	$57,558	$69,552

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$1,264	$1,498
Accrued payroll and related expenses	3,428	3,821
Other accrued expenses	3,932	3,820
Due to related party	7,414	2,760
Current portion of long-term debt	17,455	2,055

Total current liabilities	33,493	13,954

LONG-TERM DEBT	—	20,457

Total liabilities	33,493	34,411

PARTNERS’ CAPITAL	24,065	35,141

TOTAL	$57,558	$69,552

See notes to financial statements.

GRAND VICTORIA CASINO AND RESORT, LP
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(In thousands)

	2010	2009

REVENUES:
Gaming	$95,769	$108,047
Food and beverage	11,414	12,457
Rooms	4,390	4,511
Other	2,980	2,667

Total revenues	114,553	127,682

Less casino promotional allowances	(21,499)	(27,994)

Revenues — net	93,054	99,688

EXPENSES:
Gaming	31,187	35,343
Food and beverage	9,791	9,882
Rooms	2,740	2,433
General and administrative	28,658	28,448
Management fees	3,274	3,732
Depreciation and amortization	6,466	7,359
Loss on impairment of fixed assets	4,997
Sale and other fees	2,241
Regulatory and legal fees	1,156	1,283
Contracted services	2,018	1,865
Advertising	3,154	3,754
Utilities	2,248	2,200
Insurance	1,215	1,492
Other	2,863	3,591

Total expenses	102,008	101,382

OPERATING LOSS	(8,954)	(1,694)

OTHER INCOME (EXPENSE):
Interest income	2	24
Interest expense	(2,101)	(1,045)
Other non-operating expense	(23)

Total other expense — net	(2,122)	(1,021)

NET LOSS	$(11,076)	$(2,715)

See notes to financial statements.

GRAND VICTORIA CASINO AND RESORT, LP
STATEMENTS OF PARTNERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(In thousands)

	Indiana
	RBG, LP	RSR, LLC	Total

BALANCE — January 1, 2009	$36,107	$1,749	$37,856

Net loss	(2,172)	(543)	(2,715)

BALANCE — December 31, 2009	33,935	1,206	35,141

Net loss	(9,870)	(1,206)	(11,076)

BALANCE — December 31, 2010	$24,065	$—	$24,065

See notes to financial statements.

GRAND VICTORIA CASINO AND RESORT, LP
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(In thousands)

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,076)	$(2,715)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,466	7,359
Amortization of deferred financing fees	513	141
Loss on impairment of fixed assets	4,997
Gain on disposal of assets		(4)
Bad debt expense	480
Changes in assets and liabilities:
Accounts receivable	(323)	(139)
Inventories	6	3
Prepaid expenses and other	418	(9)
Accounts payable	(168)	(429)
Accrued payroll and related expenses	(393)	(180)
Other accrued expenses	112	272
Due to related parties	4,654	2,529

Net cash provided by operating activities	5,686	6,828

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,150)	(1,164)
Release of restricted cash to working capital account		1,000
Proceeds from sale of property and equipment		4

Net cash used in investing activities	(1,150)	(160)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of financing related costs		(1,069)
Debt payments	(4,902)	(6,518)
Capital lease payments	(155)	(361)

Net cash used in financing activities	(5,057)	(7,948)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(521)	(1,280)

CASH AND CASH EQUIVALENTS — Beginning of year	10,105	11,385

CASH AND CASH EQUIVALENTS — End of year	$9,584	$10,105

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during year for interest	$1,347	$822

Retirement of fully depreciated fixed assets	$—	$210

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES:
Assets acquired through accounts payable	$—	$66

Assets acquired through financing arrangements	$—	$516

See notes to financial statements.

GRAND VICTORIA CASINO AND RESORT, LP
NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
1.	ORGANIZATION AND BASIS OF PRESENTATION

Grand Victoria Casino and Resort, LP (the “Partnership”), a Delaware limited partnership, was formed on January 21, 1999, as a successor to Grand Victoria Casino and Resort LLC, which was formed on April 13, 1995, for the purpose of developing, owning, and operating a riverboat casino and entertainment complex in the City of Rising Sun, Indiana (the “City”). The Partnership was initially established as an 80% ownership by Indiana RBG, LP (RBG) (the “General Partner”) and 20% ownership by RSR, LLC. The property is being managed by Hyatt Gaming Management, Inc. (HGMI), whose name changed to HGMI Gaming, Inc. effective March 31, 2009, (see Note 7), an affiliate of RBG.

The Partnership commenced gaming operations on October 4, 1996, upon receipt of a license by the Indiana Gaming Commission (IGC). The license was for an initial term of five years with renewals requiring the approval of the IGC. The current license, which is subject to annual renewals, expires in September 2011.

During 2010, the Partnership entered into a contract to sell its operating assets to Full House Resorts, Inc. (Full House) on September 10, 2010. The transaction closed effective April 1, 2011 (see Note 9).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying financial statements for the Partnership have been prepared by management in accordance with accounting principles generally accepted in the United States of America (GAAP).

Cash and Cash Equivalents — Cash and cash equivalents are highly liquid investments with an original maturity of three months or less. The carrying amount of cash equivalents approximates fair value due to the short maturities.

Inventories — Inventories, consisting primarily of food, beverage, gift shop and golf course merchandise, are stated at the lower of cost or market. Cost is determined generally by the first-in, first-out method.

Property and Equipment — Property and equipment are stated at cost and depreciated using the straight-line method based on the following estimated useful lives:

Land improvements	15 years
Buildings and improvements	7–39 years
Riverboat, dock, and improvements	5–18 years
Furniture, fixtures, and equipment	3–7 years
The costs of normal repairs and maintenance are expensed as incurred, while major expenditures that extend the useful lives of assets are capitalized.

Impairment of Long-Lived Assets — When events or circumstances indicate that the carrying amount of long-lived assets to be held and used might not be recoverable, the expected future undiscounted cash flows from the assets is estimated and compared with the carrying amount of the assets. Included in the undiscounted cash flows analysis is a probability weighted cash flow analysis of future estimates. The realization of the future cash flows is dependent upon future uncertain events and conditions and accordingly, the actual timing and amounts realized by the Company may be materially different from the estimated cash flows. If the sum of the estimated undiscounted probability weighted cash flows is less than the carrying amount of the assets, an impairment loss is recorded. The impairment loss is measured by comparing the fair value of the assets with their carrying amount. Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than a forced sale or liquidation.

Based on the sum of the weighted probability of cash flow test, the Company concluded that the carrying amount of the recorded assets exceeded the sum of the weighted probability of cash flows and therefore, has recorded an impairment equal to the fair value of the assets. An impairment of approximately $5.0 million was recorded during 2010. The fair market value of the long-lived assets was determined to be $43.0 million, which is the approximate purchase price per the Asset Purchase Agreement with Full House (see Note 9). No impairment existed as of December 31, 2009. Based on the fair value determination that was developed from unobservable data and the Company’s assumptions, these assets were determined to be a Level 3 fair value measurement. These assets are the only Level 3 fair value measurements for the Partnership for any periods presented in this report.

Other Assets — Other assets primarily include deferred financing fees which are being amortized over the life of the related long-term debt, using the straight line method, which approximates the effective interest method.

Revenue Recognition — Gaming revenues consist of the difference between gaming wins and losses. Food and beverage, rooms and other revenues (primarily golf and retail operations) are recognized as products are delivered or services are performed. In order to induce casino play, the Partnership rewards certain customers with “credits” based upon their level of play on certain Casino games (primarily slot machines). Those credits are recorded as a reduction of revenues. The Partnership also rewards certain customers with cash, including the cash value of frequent-player “points.” The cash values are accounted for as a reduction in revenues. Revenues – net in the accompanying statement of operations exclude the retail value of hotel rooms, food and beverage and other items provided to patrons on a complimentary basis.

Casino Promotional Allowances — Casino promotional allowances consist of the retail value of complimentary food and beverages, accommodations, direct mail cash offers redeemed by guests, admissions and entertainment provided to casino patrons. The estimated costs of providing such complimentary services are classified as casino expenses in the accompanying statement of operations.

Reserve for Slot Club Redemption — The Partnership has accrued a liability for points earned but not redeemed by slot club members, less inactive members. Expenses incurred from actual cash redemptions and the change in reserve for slot club redemption are presented as a reduction of gaming revenues on the statements of operations.

Self Insurance — The Partnership self-insures various levels of workers’ compensation and medical coverage. Insurance reserves include accruals of estimated settlements for known claims, as well as accruals of estimates of incurred but not reported claims, which are included in accrued payroll and related expenses in the accompanying balance sheet.

Gaming and Admission Taxes — The gaming tax payable to the IGC is based on annual graduated rates ranging from 15% to 40% of adjusted gross receipts (as defined). The current rates for each range of adjusted gross receipts are as follows:

Gaming Revenue
(In millions)	Rate
$0–$25	15%
25–50	20
50–75	25
75–150	30
150–600	35
Over 600	40

The Partnership also must remit admission taxes of $3 per person per entry. The gaming and admission taxes paid to the IGC and local authorities for the years ended December 31, 2010 and 2009, were approximately $22.0 million and $25.9 million, respectively. Gaming and admissions taxes are included in Gaming Expenses in the accompanying statements of operations.

Operating Leases — The Partnership leases equipment, including slot machines, under annual operating leases. For the years ended December 31, 2010 and 2009, the rent expense from these operating leases was approximately $2.3 million and $2.0 million, respectively.

Advertising Costs — The costs associated with the production of advertising are expensed as incurred, while the costs of communication (airtime or space) are expensed when the airtime or space has been used. Advertising costs are included in general and administrative expenses in the accompanying statements of operations and totaled approximately $3.2 million and $3.8 million for the years ended December 31, 2010 and 2009, respectively.

Income Taxes — No provision is made in the accounts of the Partnership for federal and state income taxes; as such, taxes are liabilities of the partners. The Partnership’s income tax returns and the amount of allocable taxable income are subject to examination by federal and state taxing authorities. If an examination results in a change to Partnership income, the income tax reported by the partners may also change.

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 740, Income Taxes, prescribes a recognition threshold and measurement attribute for the recognition, measurement, presentation, and disclosure in its financial statements of uncertain tax positions that the Partnership has taken or expects to take on a tax return. ASC Topic 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized. The Partnership adopted this guidance as of January 1, 2009, and the adoption of this guidance did not have a material impact on the Partnership’s financial position, results of operations, or cash flows as of and for the year ended December 31, 2010 or 2009.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements — ASC Topic 820 defines fair value, provides a framework for measuring fair value, and expands disclosures required for fair value measurements. This statement also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels.

The Partnership adopted ASC Topic 820 for all non-financial assets and liabilities in 2009. The adoption did not have a material impact on the Partnership’s financial position, results of operations, or cash flows as of and for the year ended December 31, 2010 or 2009.

ASC Topic 825 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. In addition, it also establishes recognition, presentation, and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The Partnership has not made any fair value elections with respect to any of its eligible assets or liabilities as of December 31, 2010 or 2009.

3.	LONG-TERM DEBT AND FINANCING ARRANGEMENTS

In May 2000, the Partnership entered into a reducing revolving credit facility in the amount of $65.0 million that matured in May 2005. On May 11, 2005, the Partnership entered into an Amended and Restated Credit Agreement (the “Amended Agreement”) with similar terms and conditions as the existing credit facility in order to continue the $65.0 million credit facility. The Amended Agreement was to mature May 2010 and included interest at variable market rate options plus a spread, based upon the Partnership’s Leverage Ratio, as defined, ranging from 0% to 0.75% for base rate loans and 1.25% to 2.25% for LIBOR loans, as defined.

On October 5, 2009, the Partnership entered into a Second Amended and Restated Credit Agreement (“Second Amended Agreement”) with its existing lenders. The Second Amended Agreement (i) contains a revolving line of credit in the principal amount of $2.0 million, and (ii) a term loan in the principal amount of $24.0 million (the “Term Loan”) for the purpose of refinancing all outstanding unpaid obligations owing under the previous Amended Agreement and providing for the working capital needs of the Partnership. The Second Amended Agreement matures on December 31, 2011, and bears interest at variable market rate options plus a margin spread, based upon certain financial covenants ranging from 3.00% to 3.50% for base rate loans and 4.00% and 4.50% for LIBOR loans. In 2011, the margin spread is increased, based upon certain financial covenants ranging from 1.00% to 2.00%. At December 31, 2010, the interest rate was 6.75% for a base rate loan and 6.50% for a LIBOR loan.

Under the terms of the Second Amended Agreement which matures on December 31, 2011, the Partnership will be required to pay the remaining minimum principal payments and balance of the mortgage due by December 31, 2011. The Second Amended Agreement is collateralized by the assets of the Partnership.

Maturities of long-term obligations are as follows (in thousands):

Year Ending
December 31

2011	$17,455

The Partnership is currently in compliance with restrictive financial and nonfinancial covenants contained in the credit facility.

Additionally, the property entered into four financing agreements in 2009 for the purchase of slot machines. These leases matured during 2010.
As described in Note 9, the Company’ long-term debt was fully repaid subsequent to December 31, 2010.
4.	OTHER ASSETS — NET
Other assets — net consist of the following as of December 31 (in thousands):

	2010	2009

Loan costs	$1,420	$1,417
Other	404	404

Total other assets	1,824	1,821

Accumulated amortization	(1,205)	(689)

Other assets — net	$619	$1,132

5.	OTHER ACCRUED EXPENSES
Other accrued expenses consist of the following as of December 31 (in thousands):

	2010	2009

Gaming, admissions, sales, use, and property taxes	$999	$1,071
Outstanding chip and token liabilities	257	289
Progressive slot and slot club liabilities	1,440	1,505
Other	1,236	955

Total	$3,932	$3,820

6.	EMPLOYEE BENEFIT PLANS

The Partnership maintains a defined contribution 401(k) plan that is part of a retirement savings plan whereby eligible employees may contribute up to 30% of their earnings to the plan on a pretax basis. Employees are eligible to participate in the plan on their first day of the first month after 90 days of service. The Partnership matches up to 100% of the first 3% and 50% of the next 2% of the employees’ contributions following one year of eligible service and 1,000 hours worked. Employee and employer contributions are immediately 100% vested. The Partnership’s matching contributions were approximately $404,000 and $405,000 for the years ended December 31, 2010 and 2009, respectively.

The Partnership also participates in deferred compensation plans and a deferred savings plan, under which certain employees of the Partnership may defer a portion of their compensation. The expenses charged by HGMI to the Partnership for its employees’ participation in these programs are included in the accompanying statements of operations. The Partnership’s matching contributions for these plans was approximately $33,000 and $35,000 for the years ended December 31, 2010 and 2009, respectively.

7.	RELATED-PARTY TRANSACTIONS

The Partnership entered into a management agreement with HGMI to develop and operate the riverboat casino and related ancillary facilities for a term expiring on December 31, 2026. HGMI earns a basic fee equal to 3% of net revenues, $3,107,941 and $3,497,474 for 2010 and 2009 respectively, and an incentive fee equal to 5% of casino EBITDA, $25,038 and $212,950 for 2010 and 2009 respectively, as defined by the management agreement. Fees unpaid as of December 31, 2010 and 2009 are recorded as due to related party in the accompanying balance sheets.

In connection with its operations, the Partnership incurs certain charges for services, programs, and allocated costs from HGMI and certain of its affiliates. These costs were approximately $426,000 and $336,000 for the years ended December 31, 2010 and 2009, respectively.

8.	COMMITMENTS AND CONTINGENCIES

The Partnership has an agreement, as amended, (the “Agreement”) with the City whereby various commitments were made that included completing the project’s ancillary facilities by defined completion dates, providing funding for various improvements to the City’s infrastructure and facilities, and making certain contributions. As of December 31, 2003, all of the Partnership’s commitments under the Agreement have been met and the Partnership has been relieved of its obligations under a surety bond that was posted to secure these obligations. The Agreement requires an ongoing contribution to the Rising Sun Regional Foundation (the “Foundation”) in varying percentages of adjusted gross receipts, as defined, ranging from 1.55% to 1.60%. The Partnership paid $1.5 million and $1.7 million relating to this obligation to the Foundation in 2010 and 2009, respectively.

The Partnership is a party to certain claims, legal actions, and complaints arising in the ordinary course of business or asserted by way of defense or counterclaim in actions filed by the Partnership. Management believes that its defenses are substantial in each of these matters and that the Partnership’s legal position can be successfully defended without material adverse effect on its financial statements.

9.	SUBSEQUENT EVENTS
The Partnership has evaluated subsequent events through June 13, 2011, the date which the accompanying financial statements were available to be issued.

The Partnership entered into an Asset Purchase Agreement with Full House on September 10, 2010 (see Note 1), which was closed effective April 1, 2011. Under the terms of the agreement, Full House purchased substantially all of the assets and assumed some of the liabilities of the Partnership in exchange for approximately $43.0 million. At the time of the closing of the purchase agreement, the Partnership’s outstanding long-term debt was paid in full.

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